As filed with the Securities and Exchange Commission on October 27, 2008

Registration No. 333-113863

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 10

TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES

ACT OF 1933 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

PALADIN REALTY INCOME PROPERTIES, INC.

(Exact name of registrant as specified in its governing instruments)

10880 Wilshire Blvd., Suite 1400, Los Angeles, California 90024

(310) 996-8704

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael B. Lenard

Executive Vice President, Secretary and Counselor

Paladin Realty Income Properties, Inc.

10880 Wilshire Blvd., Suite 1400, Los Angeles, California 90024

(310) 996-8704

(310) 996-8708 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rosemarie A. Thurston

Lesley H. Solomon

Alston & Bird LLP

1201 W. Peachtree Street, Atlanta, Georgia 30309-3424

(404) 881-7000

(404) 881-7777 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Deregistration of Shares of Common Stock

Paladin Realty Income Properties, Inc. (the “Registrant”) filed a Form S-11 Registration Statement (Commission File No. 333-113863) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on February 23, 2005, pursuant to which the Registrant registered up to 38,500,000 shares of the Registrant’s common stock, $0.01 par value, for sale in its initial public offering (the “Initial Offering”), including up to 35,000,000 shares of the Registrant’s common stock to be issued in a primary offering at $10.00 per share and up to 3,500,000 shares of the Registrant’s common stock to be issued pursuant to the Registrant’s distribution reinvestment plan at $10.00 per share. Subsequently, the Registrant filed an additional Form S-11 Registration Statement (Commission File No. 333-146867), which was declared effective by the Securities and Exchange Commission on July 28, 2008, pursuant to which the Registrant registered up to 52,526,316 shares of the Registrant’s common stock, $0.01 par value, for sale in a follow-on offering (the “Follow-On Offering”), including up to 42,000,000 shares of the Registrant’s common stock to be issued in a primary offering at $10.00 per share and up to 10,526,316 shares of the Registrant’s common stock to be issued pursuant to the Registrant’s distribution reinvestment plan at $9.50 per share. Pursuant to Rule 415(a)(6), the Follow-On Offering includes 33,000,000 shares registered on the Registration Statement that were not sold during the Initial Offering.

The Registrant is filing this Post-Effective Amendment No. 10 to the Registration Statement in order to withdraw from registration all of the shares of the Registrant’s common stock covered by the Registration Statement which were not sold in the Initial Offering or included in the Follow-On Offering.

The Registrant sold a total of 3,427,180.3839 shares of common stock in the Initial Offering, including 142,732.2958 shares which were issued pursuant to the Registrant’s distribution reinvestment plan, and 33,000,000 shares have been included in the Follow-On Offering. Accordingly, the Registrant hereby amends the Registration Statement to withdraw from registration a total of 2,072,819.6161 shares of the Registrant’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 10 to Form S-11 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 27th day of October, 2008.

PALADIN REALTY INCOME PROPERTIES, INC.

By:	/s/ James R. Worms
Name: James R. Worms
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 10 to Form S-11 registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ James R. Worms James R. Worms	President, Chief Executive Officer and Director (Principal Executive Officer)	October 27, 2008

* Michael B. Lenard	Executive Vice President, Secretary, Counselor and Director	October 27, 2008

/s/ John A. Gerson John A. Gerson	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 27, 2008

* Harold H. Greene	Director	October 27, 2008

* Harvey Lenkin	Director	October 27, 2008

* Michael L. Meyer	Director	October 27, 2008

* Christopher H. Volk	Director	October 27, 2008

*By:	/s/ John A. Gerson
John A. Gerson Attorney-in-fact